                            K&G MEN'S CENTER, INC.
                        1225 Chattahoochee Avenue, N.W.
                             Atlanta, Georgia 30318

                                 March 25, 1999

Mr. John C. Dancu
492 Conway Manor Drive
Atlanta, Georgia 30327

Dear John:

     This letter constitutes an amendment (the "Amendment") to your employment agreement with K&G Men's Center, Inc. (the "Company") dated March 20, 1995 as previously amended (the employment agreement and all amendments thereto constituting the "Agreement"). This Amendment is intended only to consolidate and restate terms of the previous amendments to the Agreement and is not intended to affect any material change to the Agreement as currently in effect.

     The following sections of the Agreement are amended as follows:

     1.  Section 2 is replaced in its entirety with the following:

     Term. The term (the "Term") of Employee's employment hereunder shall be for
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     a period of two (2) years, commencing the date of this Amendment, subject to earlier termination as hereafter specified; provided, however, that if not earlier terminated as hereinafter provided, this Agreement shall automatically renew for successive Terms of (l) year each unless either party gives the other party not less than sixty (60) days written notice of such party's intention not to renew in which case this Agreement shall terminate at the end of the Term in effect.

     2. Section 4.01 is not hereby amended. However, the current base salary, as established by the Compensation Committee of the Board of Directors, is confirmed as $165,000. This is to further confirm that your current positions with the Company are as Chief Operating Officer, Chief Financial Officer, Assistant Secretary and a Director of the Company.

     3. Sections 5(b), 5(c), 5(d) and 5(e) are replaced in their entirety with the following:

     5 (b) In the event this Agreement is terminated pursuant to Section 10.01(b) hereof Employee will receive such Employee's annual salary otherwise payable through the date of termination of employment, together with salary, incentive compensation or benefits which have been accrued or become payable as of the date of the termination, but which have not been paid to the Employee.
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Mr. John C. Dancu
Page 2 of 4



     5 (c) In the event this Agreement is terminated pursuant to Section 10.01(c) hereof Employee shall not be entitled to any compensation other than (A) his then current Base Salary accrued through the effective date of his termination and (B) reimbursement of expenses incurred by Employee in accordance with Section 4.03 hereof and all rights of Employee to further compensation shall thereupon cease and be terminated.

     5 (d) In the event this Agreement is terminated pursuant to Section 10.01(d) hereof for purposes of this section 5, Employee may deem this Agreement to have been terminated by the Company pursuant to Section 10.01(a) and Employee shall be entitled to all the rights and benefits set forth in Section 5(a) hereof

     5 (e) [Deleted.]

     4.  Section 6 is deleted from the Agreement in its entirety.

     5. Section 8: The term of the noncompetition period referred to on the fourth line of Section 8 is increased from 18 to 24 months.

     6. Section 9: The term of the nonsolicitation period referred to in the fourth line of Section 9 is increased from 18 to 24 months.

     7.  Reserved.

     8. Section 14.05: The Employee's address for purposes of notice is: Conway Manor Drive, Atlanta, Georgia 30327.

     9. Section 14.07 Attorney Fees is replaced in its entirety with the following:

         The Company shall pay all legal fees and related expenses incurred by the Employee in seeking to obtain or enforce any payment or benefit or right provided by this Agreement; provided however, that the Employee shall be required to repay such amounts to the Company to the event that an arbitration panel or court of competent jurisdiction issues a final unappealable order setting forth a determination that the position taken by the Employee was frivolous or advanced in bad faith.

     10. Section 14.08: Section 14.08 is deleted in its entirety and replaced with the following:

          Representation and Warranty of the Company.  The Company hereby
          ------------------------------------------
          represents to the Employee that, as of the date of this Amendment, the Employment Agreement, as amended by this Amendment, has been duly authorized by the Company and constitutes the Company's legal, valid and binding obligation enforceable against the Company in accordance with its terms.

Mr. John C. Dancu
Page 3 of 4




      11.  Section 14.09 is added to the Agreement as follows:

           Section 14.09. Option Agreements.  Reference is made to seven
                          -----------------
           agreements captioned "Option to Purchase Common Stock of K&G Men's Center, Inc." each dated March 20, 1995, between the Employee, as Grantee, and seven option Grantors (the "Option Agreements"). Such Option Agreements remain in effect as of the date hereof. The Company hereby reaffirms and accepts all appointments and obligations of it and its officers set forth in such Options Agreements. It is expressly understood that the options granted pursuant to the Option Agreements are fully vested and are not subject to the Company's stock option plan or subject to forfeiture for any reason.

      12.  Section 15 is added to the Agreement as follows:

      15 (a) Except if the Employee is terminated pursuant to Section 10.01(c), for a period of twelve (12) mouths following termination of the Employee's employment with the Company, the Company will maintain in effect and pay any costs for the continued benefit of the Employee and his dependents all insured and self-insured medical and dental benefit plans and group life insurance and disability insurance policies of the Company in which the Employee was participating immediately prior to termination.

      15 (b) All the payments required by this Agreement shall be paid in cash no later than the fifth day following the date of termination of employment and shall be treated as compensation to the Employee on that date.

      15 (c) In the event of death of the Employee after becoming entitled to payments due from termination, such amounts payable hereunder shall be paid to the estate of the Employee.

      15 (d) Reserved

      15 (e) Any sums payable wider the Agreement, if not paid when due, shall earn interest from the date due until paid at the prime rate of interest set from time to time by SunTrust Bank, plus three (3) percent.

      This Amendment serves to amend, replace, modify or delete certain aspects of the Agreement, all as set forth above. The term "Agreement" as used in the Agreement originally entered into on March 20, 1995 and as previously amended, hereafter mean the Agreement, as

Mr. John C. Dancu
Page 4 of 4



amended by this Amendment. All other terms and conditions of the Agreement not addressed by this Amendment remain in full force and effect.

                                         Sincerely,


                                         Stephen H. Greenspan
                                         Chairman of the Board, President
                                         and Chief Executive Officer

Agreed to:


------------------------------------
John C. Dancu

Date:
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